UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2007

IGNIS PETROLEUM GROUP, INC.
(Exact name of registrant in its charter)

NEVADA	000-50929	16-1728419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Legacy Town Center
7160 Dallas Parkway, Suite 380
Plano, Texas 75024
(Address of principal executive offices)

(972) 526-5251
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On September 6, 2007, Ignis Louisiana Salt Basin, LLC (“ILSB”), our wholly owned subsidiary, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Anadarko Petroleum Corporation (“Anadarko”) providing for the sale by Anadarko to ILSB of Anadarko’s interests in the acreage and oil and natural gas producing properties in the Liberty Hills prospect, located in Bienville Parish, Louisiana (the “Properties”). The Properties consist of more than 11,900 gross acres and one producing well, the Martin Timbers 9-1, which is currently producing natural gas from the Vaughn and Cadeville sands within the Upper Cotton Valley formation.

The purchase price of the acquisition is $3,000,000 in cash, subject to customary adjustments more fully described in the Purchase Agreement. The Purchase Agreement contemplates closing of the acquisition on or before September 28, 2007, subject to standard closing conditions and will be effective as of April 1, 2007. ILSB is in the process of finalizing the due diligence and financing components of the transaction.

The disclosure contained herein is intended merely as a summary of the material provisions of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached to this report as Exhibit 10.1 and incorporated by reference herein.  Also attached as Exhibit 99.1 is a copy of our press release dated September 7, 2007, announcing the Purchase Agreement.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit Number	Description
10.1*	Purchase and Sale Agreement dated September 6, 2007, by and between Ignis
Louisiana Salt Basin, LLC and Anadarko Petroleum Corporation.
99.1 *	Press Release dated September 7, 2007.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGNIS PETROLEUM GROUP, INC.
Date: September 10, 2007
	By:	/s/ Shawn L. Clift
Shawn L. Clift
Chief Financial Officer